EXHIBIT 21.1

             SUBSIDIARIES OF SOUTHWEST BANCORPORATION OF TEXAS, INC.



                                                                 JURISDICTION OF
                 NAME                                             ORGANIZATION
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1.    Southwest Holding Delaware, Inc.                                Delaware
2.    Southwest Bank of Texas National Association                 United States
3.    Mitchell Mortgage Company L.L.C.*                                Texas
4.    Southwest/Catalyst Capital, Ltd.                                 Texas
5.    Fairview, Inc.*                                                  Texas


*Subsidiary of Southwest Bank of Texas National Association